Exhibit 99.1 — Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of APPlife Digital Solutions, Inc., and agrees that this Joint Filing Agreement be included as an exhibit to such joint filing. Each of the undersigned is responsible for the timely filing of such statement and any amendments, and for the completeness and accuracy of the information concerning it or him contained therein, but none of them is responsible for the completeness or accuracy of the information concerning the others, except to the extent that it or he knows or has reason to believe that such information is inaccurate. This agreement may be executed in counterparts.  Date: October 23, 2026

MAMMOTH CREST CAPITAL, LLC
By: /s/ Michael Hill  Michael Hill, Managing Member
By: /s/ Barrett Evans  Barrett Evans, Managing Member

/s/ Michael Hill  Michael Hill

/s/ Barrett Evans  Barrett Evans

SPORTSALERT MEDIA, LLC
By: /s/ Michael Hill  Michael Hill, Managing Member

EMC2 CAPITAL LLC
By: /s/ Barrett Evans  Barrett Evans, Managing Member